EXHIBIT (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Of

SuccessFactors, Inc.

at

$40.00 Per Share

Pursuant to the Offer to Purchase

Dated December 16, 2011

by

Saturn Expansion Corporation

a wholly-owned subsidiary of

SAP America, Inc.

an indirectly wholly-owned subsidiary of

SAP AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON WEDNESDAY, JANUARY 18, 2012, UNLESS THE OFFER IS EXTENDED.

December 16, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by SAP America, Inc., a Delaware corporation (“SAP America”), to act as Information Agent in connection with the offer by Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America and an indirectly wholly-owned subsidiary of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), at a price of $40.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated December 16, 2011 (as it may be amended or supplemented, the “Offer to Purchase”), and related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) enclosed herewith. Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

A.	The Offer to Purchase, dated December 16, 2011.

B.	The Letter of Transmittal to tender Shares for your use and for the information of your clients. Properly completed and duly executed facsimile copies of the Letter of Transmittal may be used to tender book-entry transfer of Shares.

C.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such Certificates and all other required documents cannot be delivered to the Depositary prior to the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer.

D.	SuccessFactors’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

E.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

F.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 18, 2012, UNLESS THE OFFER IS EXTENDED.

Please note the following:

1

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among SAP America, the Purchaser and SuccessFactors. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will merge with and into SuccessFactors (the “Merger”), with SuccessFactors continuing as the surviving corporation and a wholly-owned subsidiary of SAP America. At the effective time of the Merger, any remaining Shares not tendered in the Offer (other than Shares owned by SuccessFactors, SAP America or the Purchaser or their respective subsidiaries or any Shares held by stockholders of SuccessFactors who properly exercise appraisal rights) will be converted into the right to receive $40.00 without interest thereon and less any applicable withholding taxes.

2	After due consideration, the SuccessFactors board of directors has unanimously (i) determined and declared that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, SuccessFactors and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that SuccessFactors’ stockholders accept the Offer, tender their Shares to the Purchaser in the Offer, and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

3	The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares, that, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis, as defined below) and (b) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in the Offer to Purchase including, but not limited to, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of any approval required by and/or the expiration of each mandatory waiting period under the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia, (iii) the clearance of the European Commission, if the transactions contemplated by the Merger Agreement are referred to the European Commission pursuant to Article 22 of the EC Merger Regulation, and (iv) the receipt of notice from the Committee on Foreign Investment in the United States that it has concluded its review of the transactions contemplated by the Merger Agreement and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification that the U.S. government will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement. There is no financing condition to the Offer. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase. “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of Shares SuccessFactors is then required or may be required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefits plans, warrants, options or other securities convertible or exchangeable into or exercisable for Shares or otherwise, including pursuant to SuccessFactors’ stock option plans (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), but, in each case, excluding for this purpose (a) stock options to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) any Shares issuable pursuant to the Top-Up Option (as defined in the Offer to Purchase).

4

In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) Certificates or timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase; (b) a Letter of Transmittal (or

facsimile thereof), duly executed and in proper form with respect to such Certificates, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of SuccessFactors at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary’s account at the DTC. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

5	Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary, the Information Agent and J.P. Morgan Securities LLC (the “Dealer Manager”)) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON, THE AGENT OF THE PURCHASER, SAP AMERICA, SAP AG, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

4